Exhibit 10.6

6450 Via Del Oro, San Jose CA 95119	www.osh.com

March 7, 2011

Mr. Mark Baker

Via Email

Dear Mark,

We are pleased to extend to you our offer to join Orchard Supply Hardware, LLC (“OSH”) and Orchard Supply Hardware Stores Corporation (“OSHSC”) (collectively referred to herein as “Company”) as President and Chief Executive Officer of the Company, reporting to the Board of Directors of OSHSC. Your start date is March 7, 2011. This letter serves as confirmation of our offer subject to the contingencies listed below. Please note that the offer is subject to the approval of your appointment to this position by the Board of Directors and your execution and delivery of this letter and an Executive Severance Agreement.

The key elements of your compensation package are as follows:

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Annual base salary at a rate of $600,000; provided, however, that with respect to subsequent fiscal years, your annual base salary shall be as follows: (a) $700,000 when EBITDA for the immediately prior fiscal year is greater than $90,000,000 but less than $100,000,000 and (b) $800,000 when EBITDA for the immediately prior fiscal year is greater than $100,000,000.

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Participation in the Orchard Supply Hardware Stores Corporation Annual Incentive Plan (“AIP”) with a target annual incentive of 100% of your base salary. The actual annual incentive earned will be determined based on a comparison of OSH’s actual performance to OSH’s targeted performance, as set by the OSHSC Board of Directors (or a committee thereof) in its discretion, for the applicable fiscal year. The following performance payout schedule is offered for illustration purposes:

Actual Performance Attainment Relative to Target(s)	Annual Incentive Award Payout %*
Less than 90%	No payout
90%	60%
100%	100%
110%	125%
150%	200%

*	If actual performance falls between 90% and 100%, 100% and 110%, or 110% and 150%, linear interpolation will be used to determine the payout percentage. Payout is capped at a maximum of 200% of your target annual incentive.

Your target annual incentive for the 2011 fiscal year will be prorated from your start date through January 2012, the last day of OSH’s 2011 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date.

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You will receive non-qualified stock options under the Orchard Supply Hardware Stores Corporation 2010 Stock Incentive Plan (“Stock Incentive Plan”) on 30,038.135599 shares (equal to 3.0% of the fully-diluted shares) of the Company's Class B common stock, as of the grant date, which shall be divided into three (3) separate grants of options of substantially equal shares with option prices of $100, $200 and $300 per share. The grant date shall be a date established by the

Mr. Mark Baker

March 7, 2011

Board of Directors (or committee thereof), as soon as administratively feasible after your start date. The options will be scheduled to vest on a graduated basis, with 20% of the total shares vesting on each of the next five (5) anniversaries of the grant date, and are subject to the terms of the Non-Qualified Stock Option Agreement and the Stock Incentive Plan. These grants are contingent upon you signing the Non-Qualified Stock Option Agreement and the Executive Severance Agreement (referred to below).

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With respect to shares of OSHSC’s securities owned by you that you acquired in connection with the grant referred to immediately above, if (and only if) OSHSC remains a non-publicly-traded subsidiary of Sears Holdings Corporation, the Company will purchase from you, at your election, at fair market value, up to $1,000,000 in vested shares at the end of each of your (a) third year of employment and (b) fourth year of employment; provided that OSHSC has the liquidity to purchase such shares, as determined by the Board of Directors in its sole discretion, and OSHSC is not precluded from doing so under its credit and other agreements.

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You will receive a one-time sign-on bonus of $200,000 (net of applicable taxes). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with the Company or are terminated by the Company for misconduct or integrity issues within twenty four (24) months of your start date, you will be required to repay this amount to the Company according to the following (a) if such termination occurs within the first twelve (12) months of your employment, you will be required to repay 100% of the sign-on and (b) if such termination occur after the twelfth (12th) month and before the twenty-five (25th) month of employment, you will be required to repay 50% of the sign-on bonus to the Company. Repayment is due within thirty (30) days of your last day worked.

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You will purchase $500,000 of OSHSC common stock at a fair market value price to be determined by the Board following the spin-out of OSHSC from Sears Holdings Corporation (the “Stock Purchase”). You agree to execute any stockholders agreement in place at such time if so requested by the Company and to execute a subscription agreement in customary form with respect to such shares. Upon making the Stock Purchase, you will be granted an option to purchase 5,000 shares of OSHSC common stock at the higher of (i) $100 per share, or (ii) the price per share of the Stock Purchase. This option will expire at the earlier of (a) two years following your start date, or (b) upon termination of your employment for any reason. Any shares purchased by you in the Stock Purchase or pursuant to the option shall be subject to call rights and restrictions on transfer (including the Company’s right of first refusal) as are set forth in any then effective stockholders agreement and under similar terms to those currently set forth in Article XIII of OSHSC’s 2010 Stock Incentive Plan.

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You represent and warrant to the Company that (a) as of your start date with the Company, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with OSH or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by the Board of Directors of OSHSC in advance of your start date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of the Company, such consent not to be unreasonably withheld. OSHSC acknowledges your disclosure of, and agrees to, your continued membership on the Board of Directors of Andersen Windows. Further, you agree you will not disclose or use, in violation of

Mr. Mark Baker

March 7, 2011

an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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You will be required to sign an Executive Severance Agreement (“Agreement”). If your employment with the Company is terminated by the Company (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to offset. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. The non-disclosure and non-solicitation provisions apply regardless of whether you are eligible for severance benefits under this agreement. As noted above, the option grants are conditioned upon you signing this Agreement.

•	The following provisions will also apply to this offer letter Offer Letter:

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The Offer Letter, the Agreement and the Non-Qualified Stock Option Agreement (referred to herein) contain and comprise the entire understanding and agreement between you and the Company and fully supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter contained herein. These documents may be amended only by the Board of Directors of OSHSC.

•	Any compensation paid or provided to you under this Offer Letter will be subject to any applicable federal, state or local income and employment tax withholding requirements.

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The Company may assign its rights under this Offer Letter to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Offer Letter shall be binding whether it is between you and the Company or between you and any successor or assignee of the Company or an affiliate thereof.

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The Offer Letter will be governed under the internal laws of the state of California without regard to principles of conflicts of laws. You agree that the state and federal courts located in the state of California will have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Offer Letter, and hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

•	This Offer Letter may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

•	You agree that all disputes involving this Offer letter or your employment with the Company shall be resolved in accordance with the arbitration provisions of the Executive Severance Agreement.

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You are eligible to accrue up to four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You cannot accrue more than four (4) weeks of vacation; once you have accrued the maximum amount of vacation, you will cease to accrue additional vacation until you fall below the maximum.

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You will be eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives of the Company at your level, in accordance with the applicable terms, conditions and availability of those programs.

Mr. Mark Baker

March 7, 2011

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Mark, we are looking forward to you joining the Company. We are excited about the important contributions you will make to the Company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement.

Sincerely,

/s/ William Crowley
William Crowley Chairman of the Board

Enclosure(s)

Accepted:

/s/ Mark Baker	3/7/11
Mark Baker	Date